UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 5, 2014

CORPORATE CAPITAL TRUST, INC.

(Exact name of registrant as specified in its charter)

Maryland	814-00827	27-2857503
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification Number)

CNL Center at City Commons

450 South Orange Avenue

Orlando, Florida 32801

(Address of Principal Executive Offices; Zip Code)

Registrant’s telephone number, including area code: (866) 745-3797

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Chief Financial Officer Change

On November 5, 2014, Paul S. Saint-Pierre announced his resignation as Chief Financial Officer of Corporate Capital Trust, Inc. (the “Company”) and from any other office or position held by him with the Company, its advisor or their affiliates, effective November 14, 2014. Mr. Saint-Pierre’s resignation was not the result of any disagreement with the Company, its advisor or their affiliates regarding their operations, policies, practices or otherwise.

On November 6, 2014, the Company’s Board of Directors approved the appointment of Steven D. Shackelford as the Company’s Chief Financial Officer, effective upon the resignation of Mr. Saint-Pierre. Mr. Shackelford, age 51, currently also serves as the Company’s President, a position he has held since January 2013. It is anticipated that Mr. Shackelford will serve as the Company’s Chief Financial Officer on an interim basis while the Company undertakes a national search to fill the position.

Mr. Shackelford joined CNL Financial Group, LLC in 1996 and through 2013 served as chief financial officer and/or chief operating officer for a number of companies affiliated with CNL Financial Group, LLC. Specifically, from December 2008 to March 2013, Mr. Shackelford served as chief financial officer of CNL Growth Properties, Inc., and from March 2009 to March 2013 he served as chief financial officer of Global Income Trust, Inc., both of which are public, non-traded real estate investment trusts. From February 2005 to February 2007, Mr. Shackelford served as chief financial officer and chief operating officer of Trustreet Properties, Inc., which, at the time, traded on the New York Stock Exchange under the ticker symbol TSY. Mr. Shackelford served as chief financial officer and executive vice president of CNL Restaurant Properties, Inc., a predecessor real estate investment trust to Trustreet Properties Inc., which he joined in September 1996. Prior to joining CNL Restaurant Properties, Inc., Mr. Shackelford served 10 years with Price Waterhouse, where he was senior manager in the national office as well as the Paris, France office. Mr. Shackelford received his undergraduate degree in accounting and an MBA from Florida State University. He is a certified public accountant.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 7, 2014		CORPORATE CAPITAL TRUST, INC.
a Maryland corporation

	By:	/s/ Thomas K. Sittema
Thomas K. Sittema, Chief Executive Officer